Exhibit 99.4
Convergys Corporation
OFFER TO EXCHANGE
UP TO $125,000,000 AGGREGATE PRINCIPAL AMOUNT OF
5.75% JUNIOR SUBORDINATED CONVERTIBLE
DEBENTURES DUE 2029 (“2029 DEBENTURES”)
FOR UP TO $122,549,019 AGGREGATE PRINCIPAL AMOUNT OF
OUR OUTSTANDING 4.875% SENIOR NOTES DUE 2009 (“2009 SENIOR NOTES”)
(CUSIP NO. 212485 AD8)
Pursuant to the Preliminary Prospectus Dated September 9, 2009

THE EXCHANGE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 6, 2009, UNLESS EXTENDED OR EARLIER TERMINATED BY US (SUCH DATE, AS THE SAME MAY BE EXTENDED OR EARLIER TERMINATED, THE “EXPIRATION DATE”). WITHDRAWAL RIGHTS FOR ACCEPTANCES OF THE EXCHANGE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON THE EXPIRATION DATE UNLESS THE EXPIRATION DATE IS EXTENDED.

September 9, 2009

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Subject to the terms and conditions set forth in the preliminary prospectus included in the registration statement filed by Convergys Corporation (the “Company”) on September 9, 2009, and any amendments or supplements thereto (the “Prospectus”), and the related Letter of Transmittal (the “Letter of Transmittal”), we are offering (the “Exchange Offer”) to exchange up to $125,000,000 aggregate principal amount of the Company’s newly issued 5.75% Junior Subordinated Convertible Debentures due 2029 (the “2029 Debentures”) for up to $122,549,019 aggregate principal amount of the Company’s outstanding 4.875% Senior Notes due 2009 (the “2009 Senior Notes”) that are validly tendered and not validly withdrawn under the terms and conditions set forth in the Prospectus. There are material differences between the terms of the 2009 Senior Notes and the terms of the 2029 Debentures, including with respect to terms relating to maturity and ranking. Please see the Prospectus section captioned “Description of differences between the 2029 Debentures and the 2009 Senior Notes.”

We are requesting that you contact your clients for whom you hold 2009 Senior Notes. For your information and for forwarding to your clients for whom you hold 2009 Senior Notes registered in your name or in the name of your nominee, or who hold 2009 Senior Notes registered in their own names, we are enclosing the following documents:

1. Preliminary Prospectus dated September 9, 2009;

2. The Letter of Transmittal for your use and for the information of your clients;

3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for 2009 Senior Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date, which includes Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, or if the procedure for book-entry transfer cannot be completed on a timely basis; and

4. A form of letter which may be sent to your clients for whose account you hold 2009 Senior Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON THE EXPIRATION DATE. THE 2009 SENIOR NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE.

Upon the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for exchange 2009 Senior Notes which are validly tendered prior to the Expiration Date and not theretofore properly withdrawn when, as and if we give oral or written notice to the Exchange Agent of our acceptance of such 2009 Senior Notes for exchange pursuant to the Exchange Offer. If the acceptance of the aggregate principal amount of 2009 Senior Notes validly tendered and not validly withdrawn would result in the aggregate principal amount of 2029 Debenture issued in the Exchange Offer exceeding the Maximum Issue Amount of $125,000,000, and proration is therefore required, the Company will accept for exchange such 2009 Senior Notes on a pro rata basis. Exchange of 2009 Senior Notes pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of (a) certificates for such 2009 Senior Notes, or timely confirmation of a book-entry transfer of such 2009 Senior Notes into the Exchange Agent’s account at The Depository Trust Company, pursuant to the procedures described in the Prospectus and Letter of Transmittal, (b) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an agent’s message (as defined in the Prospectus) in connection with a book-entry transfer, and (c) all other documents required by the Letter of Transmittal.

If holders of 2009 Senior Notes wish to tender, but it is impracticable for them to forward their certificates for 2009 Senior Notes prior to midnight, New York City time, on the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under the caption “The Exchange Offer — Guaranteed delivery procedures.”

Holders will not be obligated to pay any transfer taxes in connection with a tender of their 2009 Senior Notes for exchange unless a holder instructs us to register 2029 Debentures in the name of, or requests that 2009 Senior Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder, in which event the registered tendering holder will be responsible for the payment of any applicable transfer tax.

Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to U.S. Bank National Association, the Exchange Agent for the 2009 Senior Notes, at (800) 934-6802.

Very truly yours,

CONVERGYS CORPORATION

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF CONVERGYS CORPORATION OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

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